Exhibit 99.2


KPMG logo here


KPMG LLP
Suite 2000
355 South Grand Avenue
Los Angeles, CA 90071-1568

Independent Accountants' Report - Uniform Single Attestation
Program for Mortgage Bankers

The Board of Directors
New Century Mortgage Corporation

We have examined management's assertion, included in the accompanying Management Assertion - Uniform Single Attestation Program for Mortgage Bankers, that New Century Mortgage Corporation (the Company), complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2004. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that New Century Mortgage Corporation complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2004 and is fairly stated, in all material respects.

/s/: KPMG LLP

March 24, 2005

New Century Financial Corporation logo here
18400 Von Karman, Suite 1000, Irvine, CA 92612 (949) 224-5745 FAX (949) 863-7255

Management Assertion
Uniform Single Attestation Program
for Mortgage Bankers

As of and for the year ended December 31, 2004, New Century Mortgage Corporation has complied in all material respects, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's (MBA), Uniform Single Attestation Program for Mortgage Bankers
(USAP). As of and for this same period, New Century Mortgage Corporation had in effect a fidelity bond and an errors and omissions policy both in the amount of $30,000,000.


New Century Mortgage Corporation

/s/: Patrick Flanagan
Patrick Flanagan
President

3/24/2005
Date

/s/: Patti M. Dodge
Patti M. Dodge
EVP and Chief Financial Officer

3/24/2005
Date